CONSENT OF INDEPENDENT AUDITORS



         We hereby consent to the use of our report dated February 3, 1995 on the financial statements of Templeton Stock Fund, Templeton International Fund, Templeton Asset Allocation Fund, Templeton Money Market Fund and Templeton Bond Fund series of Templeton Variable Products Series Fund referred to therein which appears in the 1994 Annual Report to Shareholders, and which is incorporated herein by reference, in Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A, File No. 33-20313, as filed with the Securities and Exchange Commission.

We also consent to the reference to our firm in the Statement of Additional Information under the caption "Independent Accountants".


                                               /s/MCGLADREY & PULLEN, LLP
                                               McGladrey & Pullen, LLP

New York, New York
February 1, 1996


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